UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RICEBRAN TECHNOLOGIES

(Name of the Registrant as Specified in its Charter)

LF-RB MANAGEMENT, LLC

GARY L. HERMAN

MICHAEL GOOSE

STEPHEN D. BAKSA

LARRY HOPFENSPIRGER

RICHARD JACINTO II

EDWARD M. GILES

RICHARD BELLOFATTO

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On June 9, 2016, the following letter was sent to certain shareholders of RiceBran Technologies, a California corporation, by LF-RB Management, LLC, Gary L. Herman, Michael Goose, Stephen D. Baksa, Larry Hopfenspirger, Richard Jacinto II, Edward M. Giles and Richard Bellofatto.

LF-RB MANAGEMENT, LLC

720 Fifth Avenue, 10th Floor

New York, NY 10019

June 6, 2016

Dear Fellow Shareholders of RiceBran Technologies:

LF-RB Management, LLC (“LF-RB”) and certain other participants in this solicitation named below (collectively, the “LF-RB Group” or “we” or “our”) are the beneficial owners of an aggregate of 952,569 shares of common stock of RiceBran Technologies, a California corporation (“RiceBran” or the “Company”), representing approximately 9.0% of the outstanding shares of common stock of the Company.

As a fellow investor, the LF-RB Group has grown increasingly frustrated with the Company’s current Board of Directors and management’s inability to protect the value of our investment. We have made repeated attempts to work cooperatively and constructively with the Company to achieve our objective of creating a Board that would truly represent the best interests of all shareholders. Unfortunately, the Board has failed to seriously address our concerns. As a last resort, we are seeking your support to elect five (5) highly qualified and experienced executives and investor/owners to the Board of Directors of the Company at the June 22, 2016 Annual Meeting of Shareholders.

THE CURRENT BOARD HAS FAILED TO HOLD MANAGEMENT ACCOUNTABLE FOR THE INABILITY TO CREATE SHAREHOLDER VALUE – SHAREHOLDERS SHOULD ACT TO PRESERVE THE VALUE OF THEIR INVESTMENT

Destruction of Shareholder Value

•	The Company emerged from bankruptcy on November 30, 2010. Since then, under John Short’s leadership as the CEO, the Company’s common share price has declined over 96%. Just in the past one-year, RiceBran’s share price has fallen 54%.

•	Five of the seven directors joined the Board in 2012. The Company’s investors have suffered greatly over the past four years under the oversight of the current Board. During the period from December 31, 2012 to May 30, 2016, RiceBran’s Common Stock has experienced an absolute price decline of 86.2%.

Source: FactSet. Industry comparison peer group selected by the LF-BR Group consists of: Balchem Corporation, Darling Ingredients Inc. and Omega Protein Corporation (United States) and SunOpta, Inc. (Canada).

Stagnant Financial Performance

•	The Company has failed to achieve revenue growth and profitability under the oversight of the current Board and management.

•	During their tenure, from 2012 to 2015, the Company has accumulated $55.8 million in net losses attributable to RiceBran shareholders.

•	Despite the Company’s dismal operating performance, the Board continues to reward management and has failed to rein in Selling, General and Administrative (“SG&A”) expenses. In 2015, the Company’s total SG&A expenses were $12.6 million – approximately $4.5 million more than the Company’s entire gross profit.

•	From 2012 to 2015, while shareholders accumulated losses, the total compensation of the Company’s Named Executive Officers (NEOs) was more than $7 million.

Source: SEC Filings

Poor Capital Allocation Strategy

•	The current Board has approved several rounds of financing of more than $30 million in the aggregate, which not only diluted equity ownership but, more importantly, the allocation of that capital has yet to translate into improved shareholder value. The Company’s annual revenues in 2015, 2014, 2013 and 2012 have stagnated at around the $40 million level.

•	The Company’s acquisition strategy has failed. In January 2014, RiceBran completed the acquisition of H&N Distribution, Inc. for $5.2 million. Shareholders have yet to see the benefits of this acquisition, as reflected in the Company’s relatively stagnant revenues since then.

•	Management significantly missed its 2015 guidance for total revenue of $67 million and positive EBITDA margins of 10%-12%. Instead, the Company generated less than $40 million in revenue and negative EBITDA of $1,175,000 in 2015. More importantly, the Company has suspended providing financial guidance to shareholders.[1]

Our Plan

We believe RiceBran has a path to revitalize its valuation, revenue and income based on the following reasonable business, operating and financial strategies:

•	Appoint a new CEO with relevant experience to turn around the Company’s business, and evaluate the performance of the CFO and other members of senior management.
•	Conduct a thorough assessment of the Brazilian and animal feed business.
•	Right-size SG&A expenses to fit more in line with the Company’s revenue.

1Edited Transcript of Q4 2015 RiceBran Technologies Earnings Call, March 31, 2016, Thomson Reuters StreetEvents.

•	Implement a growth plan that is focused on effectively utilizing the Company’s resources to penetrate the food, beverage and nutraceuticals markets and drive product adoption and sales.

Our Nominees

Our Board nominees are highly-qualified, independent directors with considerable credibility and decades of relevant business and financial experience, who we believe will bring fresh perspective into the boardroom and would be valuable in assessing and executing on initiatives to unlock value at the Company. Our interests are clearly aligned with yours.

Stephen D. Baksa, 70, has served as an Advisor/Consultant of the Vertical Group since 2010. Mr. Baksa has over 30 years of investment management experience, special situations and risk arbitrage. Mr. Baksa received a B.A. from Gettysburg College, with a major in Economics, and an M.B.A. from the Rutgers University School of Business.

Beth Bronner, 64, has been a Managing Director at Mistral Equity Partners since 2006. Mistral is a private equity firm that specializes in the consumer and food sector, with portfolio companies which include or have included Shearer’s, Jamba Juice, Worldlynx, LoveSac, Vino Volo, XpresSpa and Country Pure Foods.

Ms. Bronner is a former member of the Board of Directors of Jamba, Inc., Assurant, Inc. and Hain Celestial Group, Inc. Ms. Bronner received a B.A. from Vassar College and an M.B.A. from The University of Chicago.

Gary Herman, 51, has over 20 years of investment experience with a significant focus on public companies and undervalued opportunities. Since 2002, Mr. Herman has been a managing member of Galloway Capital Management, LLC, which, through its investment fund, Strategic Turnaround Equity Partners, LP focuses on investments in primarily undervalued small-cap and micro-cap securities.

Mr. Herman received a B.S. from the State University of New York at Albany, with a major in Political Science and minors in Business and Music. Mr. Herman has served on the boards of numerous public and private companies, including Tumbleweed Holdings, Inc. (2001 to present).

Michael Goose, 36, is a proven new product innovator and leader with public company management experience, which includes over 13 years of consumer packaged goods experience. From 2002 to December 2014, Mr. Goose held numerous positions of increasing responsibility at Hain Celestial Group, a leading, publicly-held organic and natural products company with operations in North America, Europe and India, and affiliates of Hain Celestial.

Brent Rosenthal, 44, is a Partner in affiliates of W.R. Huff Asset Management Co., LLC (“Huff”), an investment company. Since February 2016 he has also served as a Member of the Board of Directors of comScore and has been a Special Advisor to the Board of Directors of Park City Group, a food safety and supply chain software company since November 2015.

Mr. Rosenthal received a B.S. in Business and Economics, from Lehigh University, with a major in accounting, and an M.B.A. from the Johnson Graduate School of Management at Cornell University.

It is time for a change. You will have the opportunity to vote for directors who will be proactive and will represent your best interests in the boardroom, not their own.

SUPPORT CHANGE ON THE BOARD OF DIRECTORS TO

PRESERVE AND CREATE SHAREHOLDER VALUE

Further information on voting for our Board nominees, including by telephone and Internet, will be made available in connection with the definitive proxy statement that will be mailed or distributed to RiceBran shareholders on behalf of LF-RB Management, LLC and the other members of the LF-RB Group.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. When you have received a copy of our definitive proxy materials, you will be able to cast a vote by proxy, telephone or Internet (subject to bank/broker procedures), or by attending the Annual Meeting in person, and your vote will replace any prior vote you may have cast by proxy or otherwise in favor of the Company’s nominees for the Board.

Thank you for your support,

LF-RB Management, LLC

By:	/s/ Gary L. Herman
Gary L. Herman
Managing Member

For more information, please contact us:

Gary L. Herman

LF-RB Management, LLC

720 Fifth Avenue, 10th Floor

New York, NY 10019

gherman@gallowaycap.com

212-247-0581

Alliance Advisors LLC

Peter Casey

973-873-7710

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

LF-RB Management, LLC (“LF-RB”), Gary L. Herman, a Managing Member of LF-RB (“Mr. Herman”), Michael Goose, a Managing Member of LF-RB (“Mr. Goose”), Stephen D. Baksa (“Mr. Baksa”), Larry Hopfenspirger (“Mr. Hopfenspirger”), Richard Bellofatto (“Mr. Bellofatto”), Edward M. Giles (“Mr. Giles”) and Richard Jacinto II (“Mr. Jacinto”) (collectively, the “LF-RB Group”) have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and an accompanying GOLD proxy card to be used by the LF-RB Group and the other participants in this solicitation, Beth Bronner and Brent Rosenthal (collectively, the “Participants”), to solicit proxies for the election of the LF-RB Group’s slate of five (5) director nominees to the Board of Directors of RiceBran Technologies, a California corporation (the “Company”), at the Company’s 2016 Annual Meeting of Shareholders scheduled to be Wednesday, June 22, 2016 (the “Solicitation”).

THE LF-RB GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. ALLIANCE ADVISORS, LLC, THE LF-RB GROUP’S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE PROXY MATERIALS WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (855) 742-8269.

As of the date hereof, LF-RB may be deemed to beneficially own 952,569 shares of common stock of the Company (“Common Stock”) owned by the LF-RB Group in the aggregate by virtue of a voting agreement and other understandings in effect among certain members of the LF-RB Group. As of the date hereof, Mr. Baksa beneficially owns 496,710 shares of Common Stock, representing an aggregate of 357,863 shares owned by Mr. Baksa and 139,047 shares underlying warrants to purchase Common Stock exercisable within 60 days. This total does not include 51,233 shares owned by trusts for the benefit of Mr. Baksa’s adult children. Mr. Baksa’s wife is the sole trustee of such trusts, and Mr. Baksa disclaims beneficial ownership of such shares. As of the date hereof, Mr. Jacinto beneficially owns 144,551 shares of Common Stock, which consist only of shares directly held by Richard Jacinto Roth IRA. As of the date hereof, Mr. Bellofatto beneficially owns 150,000 shares of Common Stock. As of the date hereof, Mr. Hopfenspirger beneficially owns 115,148 shares of Common Stock. As of the date hereof, Mr. Giles beneficially owns 42,280 shares of Common Stock. As of the date hereof, Mr. Herman directly or through his affiliates, owns 3,480 shares of Common Stock. As of the date hereof, neither Ms. Bronner nor Mr. Goose directly owns any securities of the Company. Each of Mr. Herman and Mr. Goose, as managing members of LF-RB, may be deemed to have shared voting power with respect to, and beneficial ownership of, the 952,569 shares of Common Stock held by the members of the LF-RB Group. Each member of the LF-RB Group, as a member of a “group” with the other LF-RB Group members for the purposes of Rule 13d-5(b)(1) under the Exchange Act, may be deemed to beneficially own the shares of Common Stock beneficially owned in the aggregate by the other members of the LF-RB Group. Each of Messrs. Herman, Goose, Baksa and Rosenthal and Ms. Bronner (the “Nominees”) has an interest in being elected as a director of the Company at the Annual Meeting. If the Nominees are elected to the Board, it is expected that Mr. Goose will be appointed as the Company’s Chief Executive Officer.

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